Exhibit 99.1
For Immediate Release

Pacific Copper Corp. To Begin Trading on the OTC Bulletin Board

July 27, 2007 - Reno, Nevada. Pacific Copper Corp. (“Pacific Copper”), (OTCBB: PPFP) today announced that it has been called to trade on the Nasdaq-operated Over-the Counter Bulletin Board (OTCBB) under the ticker symbol “PPFP”.

About Pacific Copper

Pacific Copper is an exploration stage mining company focused on projects in Chile, Peru and Washington State in the U.S.

In Chile, the Company is presently finalizing the acquisition of a 100% interest in 3 claim groups in the Carrizal, Cerro Blanco and Carrera Pinto districts covering 6 potential copper porphyry systems. Each of these porphyry systems is well define geologically and all have potential for high grade copper deposits. The Company will explore targets on these properties through drilling, mapping and geological survey program. There is excellent rail and road access to the Carrera Pinto and there are two smelting facilities within one hundred miles and fifty miles of the property.

Pacific Copper is also presently finalizing the acquisition of the Don Javier property, composed of 2 claim groups near Arequipa, Peru, covering 3 potential copper porphyry systems.

Pacific Copper owns 100% of the Mazama Project in the Methow Valley of Washington State. Beginning in 1963, seven companies successively explored the area for copper, molybdenum, and gold mineralization The Company currently has a drill working to complete a 5,000 foot drill program composed of seven holes designed to verify old results.

The Company has launched its web site at www.pacificcopper.com where you can find more detailed information with respect to the company’s projects, corporate information and leadership team. We can also be contacted at (866) 798-1839 or (800) 877-1626.

Should you have any questions or comments, please do not hesitate to contact the Company at the referenced numbers above.

FORWARD-LOOKING STATEMENTS: This news release contains certain “forward-looking statements” within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended. Except for statements of historical fact relating to the company, certain information contained herein constitutes forward-looking statements. Forward-looking statements are frequently characterized by words such as “plan”, “expect”, “project”, “intend”, “believe”, “anticipate”, “estimate” and other similar words, or statements that certain events or conditions “may” or “will” occur. Forward-looking statements are based on the opinions and estimates of management at the date the statements are made, and are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those projected in the forward-looking statements. These factors include the inherent risks involved in the exploration and development of mineral properties, the uncertainties involved in interpreting drilling results and other ecological data, fluctuating metal prices, the possibility of project cost overruns of unanticipated costs and expenses, uncertainties relating to the availability and costs of financing needed in the future and other factors. The Company undertakes no obligation to update forward-looking statements if circumstances or management’s estimates of opinions should change. The reader is cautioned not to place undue reliance on forward-looking statements.